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                                                                    EXHIBIT 10.9

BARCLAY, LTD.
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                                                130 Park Avenue South, Suite 101
                                                                   P.O. Box 1243
October 19, 1999                                      St. Cloud, Minnesota 56302
                                                                  (320) 259-0523
                                                                  (320) 259-0536
Mr. Steven J. Wagenheim                                       Fax (320) 259-1274
Mr. William E. Burdick
321 Westwood Drive North
Golden Valley, MN 55422

RE:  Letter of Agreement
     Founders Food and Firkins Ltd.
     Sioux Falls, South Dakota

Dear Steve and Bill,

I am writing as a follow-up to our work concerning the development of your next Granite City Food and Brewery Restaurant.

As you know, I have been diligently working on locations in Sioux Falls and Fargo.

I am happy to report that we have reached an agreement and have signed a purchase agreement with BLR Real Estate Partnership for our first choice location at South Louise Avenue and West 34th Street in Sioux Falls, South Dakota. The site contains approximately 93,770 square feet, or 2.15 acres. A copy of the purchase agreement is attached to this letter.

We are also evaluation several sites in Fargo, both available vacant land and two existing restaurants near the West Acres Mall.

The following is my understanding of what I believe we have agreed upon regarding the development of your Sioux Falls restaurant.

The basic agreement would be as follows:

     -The Premises: We will develop and build for you an approximately 10,000 - 11,000 square foot restaurant of masonry construction with 20 foot sidewalls and a two-story mezzanine similar to the St. Cloud restaurant to plans and specifications provided by you. We will need to address the roof and/or bell tower appearance of the building with the city when designing the building.

     -We would provide: All of the exterior work including site work, parking lot, landscaping, lighting and building finishing to your plans and specifications, including an exterior water feature done in conjunction with the adjacent office project. The exact size, configuration and location of the water feature will need to be worked out with the adjacent property owner.


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     -We would provide to the building shell, utility services, including an electrical panel sized for your usage and HVAC to your specifications. On the interior, we would provide a concrete floor with utilities stubbed to locations per your plans and specifications. The ceiling would be open to bar-joists. The interior of the perimeter walls would be steel or wood studs. We would provide the interior finishing and staining for any windows and doors which were part of the exterior wall system. We would provide the finished bathrooms. We would provide fire protection service to the building. We would provide the mezzanine.

     -You would be responsible for: All interior walls, ceiling and finishing, HVAC and utilities, electrical and sprinklers inside the building, all finishing, furnishings and equipment inside the building.

     -The Location: Your new Sioux Falls restaurant facility would be located on the site identified in the attached purchase agreement.

     -Lease Term: Twenty (20) years, with two (2), five (5) year options to renew.

     -Rent: Based on a 15% return on the cash invested, plus the actual cost of financing the remaining project cost over 20 years.

     -Project Cost: To be developed, however it is currently estimated that our portion of the project cost, based on the breakdown herein described would be about $2,200,000.00. We understand you will be putting at least $1,100,000.00 into the project.

     -Net Lease: The lease would be absolute net, with the tenant paying all costs of operation and maintenance including insurance and real estate taxes.

     -Lease Guaranty: The leases would be guaranteed by Steve Wagenheim and Bill Burdick.

     -There would be a $25,000.00 development fee paid to Barclay, Ltd. Development and Construction, Inc. as part of the project cost.

This letter constitutes a summary of the proposed terms and conditions for the development and lease and does not result in any contractual obligations by either party to the other. Final terms and conditions shall be included in a lease document to be executed by landlord and tenant.

If the above general terms and conditions are acceptable, please sign below where indicated and return one of the two originals enclosed herein to me by November 5, 1999.


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I look forward to working with you on this exciting project.

Yours truly,

/s/  Allan V. Stowe

Allan V. Stowe
C. E. O.

Agreed and accepted:
Founders Food and Firkins, Ltd.

By:   /s/ Steven J. Wagenheim
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Its:  President
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Date: 11/14/99
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